PARKERVISION INCORPORATED

Moderator: Ron Stabiner
November 16, 2009
3:15 pm CT

Operator:  Good day everyone. Welcome to the ParkerVision Third Quarter 2009 conference call. Today’s call is being recorded.

Now I'd like to turn the call over to Ron Stabiner with the Wall Street Group. Please go ahead.

Ron Stabiner:  Good afternoon and thank you for joining us. Before we get started, I'd like to remind listeners that this conference call will contain forward-looking statements which involve known and unknown risks and uncertainties about our business and the economy and other factors that may cause actual results to differ materially from expected achievements and anticipated results.

Included in these factors is the ability to maintain technological advantages in the marketplace, the ability to increase manufacturing capacity to meet demands achieving timely market introduction and acceptance of product, maintaining our patent protection and the availability of capital among others.

Given these uncertainties and other factors for our business, listeners are cautioned not to place undue reliance on any forward-looking statement contained within this conference call.

Additional materials concerning these and other risks can be found in our filings with the Securities & Exchange Commission.

On today’s call we'll hear first from Cindy Poehlman, Chief Financial Officer, who will be followed by Jeff Parker, Chief Executive Officer of ParkerVision, who will also provide an update on the business of the company.

And with that, I will now turn the call over to Cindy. So please go ahead.

Cindy Poehlman:  Thank you, Ron and thanks to those of you joining us today for our quarterly conference call.

On November 9, we reported a $5.7 million or 17 cents per share net loss for the third quarter of 2009. This compares to a $6.6 million or 25 cent per share net loss for the third quarter of 2008.

On a year to date basis for the first nine months of this year, we reported a net loss of $16.6 million or 53 cents per share compared to $17.3 million or 66 cents per share for the same period last year.

Although we did not recognize any revenue this quarter, we did see a reduction in our comparative operating expenses of approximately $1 million or approximately 14% on a quarter to quarter basis largely due to cost control programs we instituted earlier this year.

We ended the quarter with approximately $3.3 million in cash after using approximately $4 million for operations during the third quarter.

Our cash usage for the third quarter of 2009 was higher than average largely due to timing on payables.  Year to date through September, our cash usage for operating activities was approximately $10.6 million.

We also invested an additional $700,000 in our patent portfolio during the first nine months of 2009.

Today, we added $14.6 million in capital to our balance sheet with the closing of our underwritten offering with Piper Jaffray.

Jeff Parker will discuss this offering in greater detail as well provide a general business update. So with that, I'm going to go ahead and turn things over to Jeff Parker.

Jeff Parker:  So thank you, Cindy and good afternoon and thank you for joining us in our third quarter conference call. There've been several significant events since our last call so let me outline for you what I hope to cover today.

Since our last call, we received a purchase order from ITT that’s the result of several initiatives that we’ve worked on with ITT and their customers for the incorporation of our technology into military radio products.

We've delivered and received acceptance of mobile phone handset samples from our chipset licensee. And we just finalized a capital financing through the sale of common shares of stock which resulted in $14.6 million additional working capital for the company.

I will briefly discuss each of these events. And I also want to provide an update on the progress we’re making with LGIT in our hedge program as well.  So I'm going to start with the most recent of these three events and work back to the earliest.

As you've likely seen, we announced today the closing of an approximate $14.6 million capital raise for the company.  This resulted in an additional 8 million shares of common stock being issued and we now have 41 million shares outstanding.

Some of you asked what motivated the timing and the amount of this funding.  As you know, we filed a $50 million shelf registration back in the middle part of September to provide the company the flexibility necessary to support our working capital and other corporate needs.

The Board and management determined that it was appropriate to increase our working capital before the end of 2009 in order to focus on our existing commercial opportunities without the distraction that a thin balance sheet could create.

That distraction is not only on the part of management but also our customers. They need to understand that we have not only the technical wherewithal to support their current and future product needs but also the financial wherewithal to hold up our end of the bargain.

We also felt the significant milestone of delivering our technology in mobile handset samples was an important milestone to achieve before we sought additional support from the investment community.

As to the amount, our goal is to ensure that our working capital was sufficient to fund our revenue growth.

I'm pleased that we now have the necessary working capital to move our company to the next step which is namely the production of chipsets that incorporate our d2p transmit technology into mobile phones.

At the same time, I can also say that it’s our goal to use these moneys to fund a revenue ramp so that we do not have to be back in the market seeking capital under these kinds of conditions again.

As a large shareholder in this firm, I am as motivated as anyone to grow our shareholder value through the achievement of revenue growth and product design-in as quickly as possible.  And so that takes me to our second topic which is our recent announcement of the acceptance of our sample handsets and the significance of that event.

First of all, while it took longer than expected to get this handset completed, I'm very pleased with the end result that we achieved. One of the greatest attributes of our d2p technology is the power savings that it delivers.

We said that by incorporating d2p versus the standard RF transmitter chains that are used today that we could increase the talk time in a 3G handset by up to 50%.  But I'm pleased to report that the performance we achieved not only met that expectation but exceeded it. We took an existing mobile phone reference design that’s owned by our chipset licensee. We removed the existing transmit chain which is a volume production state-of-the-art solution and we replaced it with d2p. Everything else on the phone remained the same, the same baseband processor, the same receiver et cetera.

The net result is that when power consumption for the total phone is measured during a phone call the d2p based phone consumes less power at every single level of RF transmitted output power regardless of whether the phone is close to the base station, far from the base station or any place in-between.

A mobile phone network is laid out so that the majority of the time you’re not on the outer fringe of a cell and you’re not right under a base station. Most of the time you’re somewhere between those two extremes.

The most significant talk time gains using the d2p technology are realized when you’re between those two extremes, in this case the d2p phone measured power savings that translate into up to a 60% increase in talk time.

And even on the extremes being adjacent to a base station or on the fringe, the d2p savings results in meaningful power savings over what is shipping today.

In addition to the d2p phones delivering excellent talk time increases, we also saw very good performance in terms of the signal quality that we transmit.

Our customer told us that we exceeded their expectation in both power savings and in this type of performance.

One of the benefits of our technology is that because it is a unified solution it has the ability to translate from the laboratory to the mobile handset form factor and still deliver the same excellent results.

Today’s mobile phone transmit solutions which are created from multiple subsystems often have some degradation when moving from the lab to a mobile phone form factor and this is what our customer expected to see in the d2p implementation as this is the norm. They were pleasantly surprised to experience the d2p installed in the small form factor of a mobile handset displayed exactly the same performance as on the laboratory demonstration board thus exceeding their expectation. This is one of the many subtle d2p benefits.

The next step with our chipset licensee is that we will support them as they solicit orders from their customers who are handset OEMs and ODMs.  And we will continue to assist them in putting d2p in the volume production as a result of orders that they expect to receive.

Our customer has indicated to us that they would expect to see mobile handsets shipping with d2p inside by the second or third quarter of next year.

In order to facilitate that goal we would anticipate that chipsets would need to ship as early as Q1 2010 which means taking orders for those chipsets in the very near term. We certainly look forward to supporting them with their goals.

The next topic I want to discuss is our HEDGE program. Although most of our recent updates have been focused on the sample phones we've also continued to make progress on the development for a HEDGE module that we’re developing with LG Innotek or LGIT.

They have fielded data sheets that tout Powered by ParkerVision. And together we have succeeded in generating interest from handset OEMs who are looking at what we’re developing and how it can be used in their future film products.

We’re well on our way toward having all of the complaint HEDGE performance data from the platform we've been putting together in cooperation with LGIT.

Based on the expected results of this platform along with our experience in putting together the sample phones for our licensing customer, I am very confident that our technology will deliver the same extraordinary results in hedge that we delivered in our sample 3G phones.

Our focus with LGIT is to make the shortest path possible between now and first production of samples so that we can get to revenue generation with this HEDGE product as early as possible in 2010.

Last but not least, you see that ITT was awarded a contract by an arm of the military, CERDEC, to fund ITT and ParkerVision in demonstrating the d2p technology in a military radio application that’s of interest to the government.

The intent of this program is to verify the d2p in a particular application. And once verified CERDEC may then choose to fund the additional steps that it will take to create production devices based on our technology which ITT would then ultimately manufacture and ParkerVision would receive royalties.

ITT has several other contract proposals out that typically are multi-phased programs where ITT’s customers fund various stages from prototype proof through initial volume production for various military and other government applications.

So in synopsis, our focus here is to remain engaged in activities that grow near term revenue for ParkerVision; namely to support our chipset licensees as they incorporate d2p into volume handsets, to continue working with LGIT and some of the handset OEMs to incorporate our technology into HEDGE phones, and to continue supporting ITT as they secure orders from their military and government customers to test and then incorporate d2p into their products.

And so with that update now, I would like to open this call for your questions please.

Operator:  Thank you. Ladies and gentlemen, if you'd like to ask a question today, please do so by pressing star 1 on your telephone keypad.  If you’re joining us by speakerphone, please make sure your mute function has been turned off to allow your signal to reach our equipment.  Once again, that’s star 1 if you have a question today. We'll pause for just a moment to allow for everyone to signal.    Once again, that’s star 1 if you have a question today.  Again if you have a question today, please press star 1 on your telephone keypad.

We'll take our first question from Charles Bellows with White Pine Capital.

Charles Bellows:  Yes, Jeff, I just I want to be clear on this that right now there - you’re in the design but you have no orders and we’re in the process of going out to see if it’s acceptable to the handset makers. Is that correct?

Jeff Parker:  You’re close. Our customer the chipset vendor is in the process of doing that now with their customers. So the program is to create the sample phones, prove the technology as I've described, take that to the handset OEM and ODMs that our customers sell chipsets to and to then get orders from those companies that they already do business with in volume and to begin a production ramp that incorporates d2p into their chipsets.

Charles Bellows:  But as I had understood it before that one of the benefits was that this was going into an existing model, is that correct?  Is that correct?

Jeff Parker:  Well it’s an existing reference design. In other words they have a reference design and they sample that reference design to companies who can then take it and, you know, push and pull it around a little bit or change the form factor entirely. It’s really at the discretion of the customer.

I mean I'm obviously now very familiar with this reference design from having worked with our team and this company for a while with this.

And I've seen, you know, volume phones shipping in the marketplace that are very close to this reference design. So I see what the customers do. They don't ship it exactly that way. They may modify it slightly. At least that’s what I saw on this particular one. But that’s the starting point from which they work.

Charles Bellows:  What’s the cost savings between this and what it would be with the normal structure?

Jeff Parker:  It really depends on how our customer wants to price it. That’s really their decision. If they want they can offer a cost savings, they can offer no cost savings. It’s really their call.

It also depends on how they want to deal with the increase in battery life meaning they've fed back to me some thoughts from some of the people they’ve been speaking to already that, you know, they can cut the costs even further if they don't want to offer longer battery life.

I mean there are certain phone models that may end up with the same talk time and a smaller battery. And that offers even further cost savings. So there’s different ways that this can go.

Charles Bellows:  So it sounds as though what we have is we’re now out at the handset people and they will have the decision if they even want to use the product?

Jeff Parker:  They will have that decision. Our customers indicated that they think they will be shipping chipsets that will be in models that will be on the market in the second or third quarter of next year.

Charles Bellows:  Okay. So in that case we would maybe see some orders flowing in on the first quarter?

Jeff Parker:  That’s right.

Charles Bellows:  And you feel that with the cash you have given everything going on that this is all the cash you’re going to need given a burn of $4 million?

Jeff Parker:  You know, we’re going to hold our operating expenses. We’re going to very carefully manage this cash. As I said in my presentation I don't ever want to be back to the market again in this type of a situation.

You know, I'm glad we got the capital to get this company moving forward, but a...

Charles Bellows:  Well you were out of money if you've got - if you don't have cash coming in until the first quarter.

Jeff Parker:  Exactly.

Charles Bellows:  So I mean it doesn't - yes you have to be very happy.

Jeff Parker:  Well the goal is to get this company self sustained so we don't have to do this again. And the only way you can do that obviously is by generating revenue. So that’s what...

Charles Bellows:  So there won't be any confirmation of acceptance of the phone by the people who actually have the final say in it. How are we going to see any of that other than wait until maybe we see some orders coming in, in that first quarter?

Jeff Parker:  I think that’s the best way. I think we need to wait and see orders come in. And then I hope that I can communicate to you guys that we’ve seen orders come in and that that’s now initiated the launch. And I think that’s the absolute best way to do it.

Charles Bellows:  You know, at one point you had said that when you got a model phone - and I understand the need to get it to the handset people, that that - you were going to be able to show that to shareholders so that they could see that you actually had one that worked?

Jeff Parker:  We can definitely do that. And I’ve have been traveling with one and I will continue to travel with one. And should our paths cross or we end up in some mutual location I'd be happy to show it to you or maybe we'll even do some kind of a little - I don't know, some kind of a demo. But it’s yes, it’s definitely, you know, I'd be thrilled to show it to you or make a call to you on it.

Charles Bellows:  And when do you think your customer is going to be willing to state who they are as opposed to staying under the covers?

Jeff Parker:  You know, I hope sooner than later because I think we've delivered and then some. But, you know, I can tell you that when we see chips shipping from them to their customer and we have an invoice that goes to them then, you know, we have material events with revenue.

And as a revenue generating event I would assume that will become material and will have to make known certain facts based on the way the security laws work.

Charles Bellows:  Okay. I'll get out of the queue.

Jeff Parker:  Thanks Charles.

Operator:  Our next question comes from Philip Anderson with Pinnacle Fund.

Philip Anderson:  Jeff, how are you?

Jeff Parker:  Good Phil.

Philip Anderson:  Good. Jeff, approximately how many sample phones did we ship to our customer? And do you have a sense as to how many customers our customer either would have forwarded them to or intends to forward them to for evaluation?

Jeff Parker:  You know, I do. I don't know that it’s appropriate for me to share that information. I think it’s confidential. But I can tell you that, you know, they've indicated that they have multiple customers, not one customer but, you know, a number of them.

We've, you know, we’re - we created, I don't know somewhere between a dozen and 18 of these phones. And we have more that are in process of being created.

Although they've indicated they don't feel they’re going to need a whole lot more phone samples. Which I think is great, because candidly what they've indicated to us and I'm very happy to hear, is that they don't think ParkerVision should be focused on too much else with them going forward other than getting the thing into production and getting revenue going.

So I think they feel like we've done what we needed to do. We held up our end of the bargain, provided us with a very nice acceptance, formal acceptance along those lines and indicated it’s all about production now.

Philip Anderson:  So does that mean that they think they can go out and get orders without having much involvement from ParkerVision?

Jeff Parker:  Yes. I think they can get the orders without a whole lot of our involvement. I think that, you know, we'll have to continue to support them as they get into the production ramp. And we’re happy to do that. Obviously we’re motivated to generate revenue as quickly as possible.

Philip Anderson:  Okay. I think, you know, picking up on a comment the previous caller had made, you know, the idea of putting a demonstration on your Web site, a picture of the phone; if you can do that, maybe some performance specs so that investors can actually see the phone in lieu of having paths with you kind of intersect one another might be an interesting idea.

Jeff Parker:  Yes. Well look at that Phil. That is an interesting idea.

Philip Anderson:  Okay thanks very much Jeff.

Jeff Parker:  Thank you.

Operator:  Our next question comes from Wilson Jaeggli with Southwell Partners.

Wilson Jaeggli:  Thank you. Jeff, I can tell you as someone who has received a phone call on one of your phones I wish my BlackBerry Bold sounded as good as your new phone did.

Jeff Parker:  Well thank you, appreciate that.

Wilson Jaeggli:  When - can you give us your best idea of these presentations that would be made to customer number one’s customers?

I mean they'll have a phone. Will they have it hooked up to anything? How can - will they test it on site at these potential customers? What will they actually do? Do you know?

Jeff Parker:  I don't know for sure. I can tell you what the phones are capable of. The phones are capable of connecting to actual networks, but I’ve used them on actual networks.

They’re capable of hooking up to test equipment that can also verify the performance of the phone. It’s a base station simulator type of piece of equipment that most of the handset OEM and ODMs already own so they could do it that way or they could do it both ways.

But, you know, you can get this phone up on an operating network if you have permission of the network owner in literally minutes. I mean it’s not a big deal.

Wilson Jaeggli:  So we’re delivering the physical product to customer number one has needed. And it’s in their marketing and sales hands. What physically are you going to deliver to LGI here? Are you delivering a phone to them also, a board? What are you delivering?

Jeff Parker:  Yes LGI is more of a platform. And it’s a platform that showcases all of the performance attributes for their HEDGE applications.

It shows that we’re compliant and that we have all the performance figures of merit that we've agreed to deliver to them.  And what I hope that they'll do but this is obviously really a collaboration between our two companies, is that I hope that they'll go right to modules that are satisfactory to their handset targeted customers and that we do as few steps between here and there as possible preferably none that don't (inert) a revenue generating activity.

Wilson Jaeggli:  So it will, once they’re satisfied with it, it is our job to deliver modules?

Jeff Parker:  No it’s our job to deliver the silicon from which they will build the module which then gets sold by them to the customer.

Wilson Jaeggli:  I see. They - we deliver silicon and they will package and test?

Jeff Parker:  Correct. They have their own module production facility.

Wilson Jaeggli:  And we have any - you mentioned the hopeful timeline here with customer number one. Do you have a similar timeline with LGI or is it just too early?

Jeff Parker:  It’s too early Wilson, not ready to share just yet.

Wilson Jaeggli:  I appreciate it. Congratulations on the money raise and keep doing a good job.

Jeff Parker:  Yes let’s get revenue going. Thank you.

Operator:  Our next question comes from Jim Whitten with Laidlaw.

Jim Whitten:  Hi Jeff, congratulations.  I wanted to ask a question in response to a prior question. Will customer number one have to produce a spec sheet that they’d be sending out or will they be doing any advertising of the new product? Thank you?

Jeff Parker:  I don't know if they'll be doing any advertising. But I do believe that they are creating spec sheets. I mean they have spec sheets today for their other chipsets.  And it’s my impression that they’re creating or have created spec sheets which features, you know, the end result of the technology that we’ve delivered for them.

Jim Whitten:  Okay. So that’s in the works or they’re about finalized I'd (take it)?

Jeff Parker:  Jim, honestly, I don't know if they finalized or if it’s in the works. But it’s one or the other.

Jim Whitten:  Okay very good. Thank you.

Jeff Parker:  Thank you.

Operator:  As a reminder if you have a question today, please press star 1 on your telephone keypad. Once again, that’s star 1 if you have a question at this time.  Once again, we'll pause for just a moment to allow for everyone to signal.

Jeff Parker:  No folks?

Operator:  Again, that’s star 1 if you have a question today.

Jeff Parker:  Well it doesn't sound like we do. So I guess I'm going to thank everybody for joining us on this call today, appreciate the time you’re spent with us this afternoon.

And I look forward to bringing you more updates in the future that hopefully will showcase the goals of the company which is revenue generation and product in the marketplace. Thank you very much. Have a good evening.

Operator:  That does conclude today’s conference. If you wish to access audio archive cast of this replay, you may do so by visiting the company’s Web site at www.parkervision.com. Thank you.

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